Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2015 Financial Results

Monrovia, Calif. – March 7, 2016 – Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer, today reported financial results for the fourth quarter and full year ended December 31, 2015 and provided a review of 2015 and recent business and clinical highlights.

“During 2015, we announced promising data for both of our lead internal programs, XmAb®5871 and XmAb®7195 and positioned two new internal bispecific oncology drug candidates, XmAb®14045 and XmAb®13676 for initiation of clinical development in 2016. We also announced a new partnership granting Amgen rights to access our XmAb® bispecific technology for multiple candidates. To support our growing clinical portfolio, we added key members to our leadership team and raised $115 million in an equity offering, providing cash to support operations through 2019,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “We plan to continue to build on that progress in 2016. We have announced that we dosed the first patients in the Phase 2 studies of XmAb5871 for the treatment of IgG4-Related Disease (IgG4-RD) and for systemic lupus erythematosus (SLE), and later this year, we plan to start clinical trials to test subcutaneous delivery of XmAb5871 and XmAb7195. We also plan to initiate human testing of XmAb14045 for the treatment of acute myeloid leukemia and XmAb13676 for the treatment of B-cell malignancies. Beyond that, we look forward to reporting the full results from our ongoing Phase 1a trial of XmAb7195 in the first half of the year, and to nominating additional internal bispecific oncology development candidates. The initiation of six new clinical trials across our four wholly owned programs, plus seven on-going clinical programs using XmAb technology being advanced by our partners, demonstrates our commitment to becoming a product-focused company.”

2015 and Recent Business Highlights and Anticipated Upcoming Milestones

XmAb5871: A first-in-class monoclonal antibody that targets CD19 with its variable domain and that uses Xencor’s proprietary XmAb immune inhibitor Fc domain to target FcγRIIb, a receptor that inhibits B-cell function. XmAb5871 is currently in Phase 2 clinical studies for the treatment of IgG4-Related Disease (IgG4-RD) and for systemic lupus erythematosus (SLE).

•                 In March 2016, Xencor began dosing subjects in a Phase 2, open-label, pilot study of XmAb5871 in patients with IgG4-RD conducted at Massachusetts General Hospital by Dr. John H. Stone. The primary objective of the study is to evaluate the effect of every other week IV administration of XmAb5871 on the IgG4-RD Responder Index in patients with active IgG4-RD.  This trial will enroll approximately 15 subjects for up to 24 weeks of treatment.  In IgG4-RD, a newly defined disease with no approved therapies, Xencor will have the opportunity to be at the forefront of providing a treatment for patients.

•                 Also in March 2016, Xencor began dosing subjects in a Phase 2 randomized, double-blind, placebo-controlled study in SLE patients. The Phase 2 SLE trial is a novel design to evaluate the ability of XmAb5871 to maintain the improvement in disease activity after a short course of intra-muscular (IM) steroid therapy and in the absence of immunosuppressant medication. This trial design was previously tested in an observational study by Dr. Joan T. Merrill of the Oklahoma Medical Research Foundation, who is the coordinating investigator for the XmAb5871 SLE trial. The trial will enroll approximately 90 subjects, 1:1 randomized to XmAb5871 or placebo, for up to 24 weeks of treatment and its primary endpoint is maintenance of disease activity improvement achieved by a brief course of disease-suppressing IM steroid therapy.

•                 In June 2015, Xencor presented complete results from a Phase 1b/2a study of XmAb5871 in patients with rheumatoid arthritis (RA) at the European League Against Rheumatism (EULAR) 2015 Annual Meeting, which demonstrated that XmAb5871 is generally well tolerated, and showed trends towards improvements in RA disease activity by multiple disease activity measures and across multiple dose groups. The full data set also showed B-cell inhibition without killing B cells, and suggests that XmAb5871 has potential for disease modifying activity across various autoimmune diseases. In November 2015, Xencor presented these Phase 1b/2a results at the American College of Rheumatology 2015 Annual meeting.

XmAb7195: A first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, resulting in three distinct mechanisms of action for reducing IgE levels. XmAb7195 has recently completed a Phase 1a trial treating healthy volunteers and subjects with high baseline IgE levels.

•                 In June 2015, Xencor began an expansion of the Phase 1a trial of XmAb7195, adding cohorts of subjects that received two doses of XmAb7195. The new part of this trial will allow Xencor to examine IgE reduction and the safety of XmAb7195 after a second infusion. Full results from the completed study are expected in the first half of 2016.

•                 In January 2015, Xencor reported top-line interim data from Part 1 of the Phase 1a trial of XmAb7195, in which healthy volunteers received a single dose. Data showed rapid reduction of free IgE levels to below the limit of detection in 90% of treated subjects, including those treated at the lowest dose evaluated of 0.3 mg/kg, with parallel reductions in total IgE. A dose limiting toxicity of transient, asymptomatic thrombocytopenia was observed at the 3.0 mg/kg dose. Moderate urticaria was also reported in some treated subjects with an apparent correlation of dose with frequency of occurrence.

•                 Xencor plans to initiate a multi-dose Phase 1 trial with a subcutaneous formulation of XmAb7195 in 2016.

Bispecific Oncology Pipeline: Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                 Xencor plans to initiate clinical trials for its first bispecific oncology candidate, XmAb14045, for the treatment of acute myeloid leukemia (AML) and other CD123 expressing malignancies, in 2016. XmAb14045 targets CD123, an antigen on AML cells and leukemic stem cells, and CD3, an activating receptor on T cells.

•                 Xencor’s second bispecific oncology candidate, XmAb13676 for the treatment of B-cell malignancies, is also expected to enter clinical trials in 2016. XmAb13676 targets CD20, an antigen on B-cell tumors, and CD3.

•                 Xencor plans to start clinical trials for additional bispecific oncology candidates in 2017.

Partnered XmAb Programs:

•                 In September 2015, Xencor and Amgen entered into a research and license agreement to use XmAb bispecific technology in five bispecific programs based on Amgen antibodies against predefined targets. In addition, Amgen licensed Xencor’s preclinical T cell engager program directed at CD38 and CD3 for multiple myeloma. Xencor received a $45.0 million upfront payment, and is eligible to receive up to $1.7 billion in clinical, regulatory and sales milestone payments in total and royalties on sales.

•                 In December 2015, Xencor presented preclinical results from its CD38xCD3 bispecific antibody program at the American Society of Hematology (ASH) Annual Meeting, which support further development in multiple myeloma and other CD38 positive malignancies.

•                 In the fourth quarter of  2015, Alexion Pharmaceuticals exercised an option for a commercial license to Xencor’s Xtend antibody technology for use in a therapeutic candidate and paid a development milestone for an undisclosed molecule against an undisclosed target.

•                 Also in September 2015, Xencor reported that its partner, CSL Limited, through its licensee Janssen Biotech Inc., initiated a Phase 2 clinical trial of CSL362 (now called JNJ-56022473), which uses Xencor’s XmAb Cytotoxic Fc Domain, for the potential treatment of patients with acute myeloid leukemia (AML). The trial initiation triggered a milestone payment to Xencor.

Corporate:

•                 In May 2015, Xencor announced the appointment of Mark Lotz, R.Ph. as vice president of regulatory affairs and Wayne Saville, M.D., as vice president of oncology clinical development.

•                 In 2015, Xencor appointed two new members to its Board of Directors; A. Bruce Montgomery, M.D. and Yujiro S. Hata.

•                 In February 2015, Xencor sold 8,625,000 shares of its common stock at a price of $14.25 per share. The Company received net proceeds from the offering of $115.0 million.

Fourth Quarter and Full Year Ended December 31, 2015 Financial Results

Cash, cash equivalents, and marketable securities totaled $193.3 million as of December 31, 2015, compared to $54.7 million on December 31, 2014. The 2015 year-end cash balance reflects proceeds from the follow-on offering, milestone and collaboration revenue, spending on 2015 operations and, purchases of capital equipment and intangible assets, while the 2014 cash balance reflects the net spending on operations and the purchase of capital equipment and intangible assets during 2014.

Revenues for the fourth quarter ended December 31, 2015 were $21.8 million, compared to $5.7 million in the same period of 2014. Revenues for full year 2015 were $27.8 million, compared to $9.5 million in 2014. Revenues are earned from technology licensing fees and milestone payments from Xencor’s partners for the license of its drug candidates and use of its proprietary XmAb antibody engineering technologies. Revenue for the fourth quarter of 2015 was higher than revenue for the same period in 2014 as a result of milestone and option payments received from our Alexion collaboration and revenue earned from our Amgen collaboration for our XmAb bispecific technology.

Research and development expenditures for the fourth quarter ended December 31, 2015 were $10.9 million, compared to $5.1 million for the same period in 2014. Research and development expenditures were $34.1 million for the full year ended December 31, 2015, compared to $18.5 million in 2014. Research and development spending in the fourth quarter and for the full year ended December 31, 2015 was greater than expenditures incurred over comparable periods in 2014 due to additional spending on our XmAb5871 clinical programs and on our XmAb bispecific programs, including our initial bispecific development programs XmAb14045 and XmAb13676.

General and administrative expenses in the fourth quarter ended December 31, 2015 were $3.4 million, compared to $2.0 million for the same period in 2014. General and administrative expenses were $12.0 million in the full year 2015, compared to $7.5 million in 2014.  Additional spending on general and administration in the fourth quarter of 2015 and for the full year ended December 31, 2015 over comparable periods in 2014 reflects additional compensation costs and legal fees.

Non-cash, share based compensation expense for the year ended December 31, 2015 was $4.9 million, compared to $1.9 million for the year ended December 31, 2014.

Net income for the fourth quarter ended December 31, 2015 was $7.8 million compared to a net loss of $1.3 million for the same period in 2014. The net income earned in the fourth quarter of 2015 reflects revenue earned from our Alexion and Amgen collaborations. Net loss for the full year ended December 31, 2015 was $17.6 million or $(0.45) on a fully diluted per share basis, compared to net loss of $16.4 million, or $(0.52) on a fully diluted per share basis, for the same period in 2014. The increased loss for the year ended December 31, 2015 compared to 2014 is primarily due to additional research and development spending.

The weighted-average shares outstanding used to compute earnings per share was 39,015,131 for the year ended December 31, 2015, compared to 31,390,631 for the year ended December 31, 2014. The increase in weighted-average shares outstanding reflects the additional shares issued in our follow-on financing.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through 2019. Xencor expects to end 2016 with approximately $150 million in cash and cash equivalents.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these fourth quarter and full year 2015 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers, and referencing conference ID number: 37659086. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.
Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, nine candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb7195 in Phase 1a development for the treatment of asthma and allergic diseases; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of chronic lymphocytic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor’s President and CEO and any expectations relating to its financial expectations and business, its research and development programs, including XmAb5871, XmAb7195 and bispecific programs, including XmAb14045 and XmAb13676, its partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: John Kuch, Vice President Finance, Xencor Tel: 626-737-8013 jkuch@xencor.com	Corporate Communications Contact: Jason I. Spark Canale Communications for Xencor Tel: 619-849-6005 jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,

	2015	2014

Assets
Current assets
Cash and cash equivalents	$12,590	$54,649
Short-term marketable securities	83,840	—
Other current assets	1,245	3,100
Total current assets	$97,675	57,749

Property and equipment, net	2,310	899
Long-term marketable securities	96,891	—
Intangible assets, net	9,971	9,116
Other assets	63	59

Total assets	$206,910	$67,823

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$10,142	$3,942
Current portion of deferred revenue	33,287	2,254
Total current liabilities	43,429	6,196

Deferred rent, less current portion	507	—
Deferred revenue, less current portion	542	2,337
Total liabilities	44,478	8,533

Stockholders’ equity	162,432	59,290

Total liabilities and stockholders’ equity	$206,910	$67,823

Condensed Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended December 31,		Year ended
	2015	2014	2015	2014

Revenues	$21,754	$5,664	$27,762	$9,520

Operating expenses:
Research and development	10,877	5,052	34,140	18,516
General and administrative	3,439	1,962	11,960	7,461
Total operating expenses	14,316	7,014	46,100	25,977

Income (loss) from operations	7,438	(1,350)	(18,338)	(16,457)

Other income (expense), net	319	-	746	35

Net income (loss)	7,757	(1,350)	(17,592)	(16,422)
Other comprehensive loss
Net unrealized loss on marketable securities	(510)	—	(516)	—
Comprehensive income (loss)	$7,247	$(1,350)	$(18,108)	$(16,422)

Net income (loss) per share attributable to common stockholders:
Basic net income (loss) per share	$0.19	$(0.04)	$(0.45)	$(0.52)
Fully diluted net income (loss) per share	$0.19	$(0.04)	$(0.45)	$(0.52)
Weighted average number of shares used in computing net income (loss), basic	40,501,653	31,432,152	39,015,131	31,390,631
Weighted average number of shares used in computing net income (loss), fully diluted	41,668,852	31,432,152	39,015,131	31,390,631